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                                                                          15

                            ASSET PURCHASE AGREEMENT


    Agreement entered into on May 22, 1996, by and between Central Tractor Farm & Country, Inc., a Delaware corporation (the "Buyer"), and Big Bear Farm Stores, Inc., a Delaware corporation (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties."

    This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets (and assume certain of the liabilities) of the Seller in consideration of the Purchase Price (as defined below).

    NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.  DEFINITIONS:

    "Acquired Assets" has the meaning set forth in Section 2.1.

    "Adjusted Tangible Net Book Value of the Acquired Assets" has the meaning set forth in Section 2.4(c) and shall be determined in accordance with EXHIBIT "A" hereto.

    "Affiliate" means the Shareholders, their family members, and all Persons within the definition set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

    "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

    "Agreement" has the meaning set forth in the preamble above.

    "Assumed Liabilities" has the meaning set forth in Section 2.2.

    "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

    "Buyer" has the meaning set forth in the preamble above.


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                                                                              16

    "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

    "Chemical Substance" means any chemical substance, including but not limited to any: (i) pollutant, contaminant, irritant, chemical, raw material, intermediate, product, byproduct, slag, construction debris; (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction thereof; (iv) asbestos or asbestos-containing material; (v) polychlorinated biphenyl; (vi) chlorofluorocarbons; and (vii) any other substance, material or waste, which is identified or regulated under any Environmental Law or Safety Law, as now and hereinafter in effect, or other comparable laws.

    "Closing" has the meaning set forth in Section 2.7.

    "Closing Date Balance Sheet" means the balance sheet of the Seller as of the Effective Date.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Confidential Information" means any and all information concerning the businesses and affairs of the Seller that is not already generally or readily obtainable by the public or is publicly known or becomes publicly known through no fault of the Sellers.

    "Contracts" has the meaning set forth in Section 2.1(f).

    "Disclosure Schedule" has the meaning set forth in Section 3.

    "Effective Date" means the close of business on the date of the Closing.

    "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

    "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

    "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

    "Employees" has the meaning set forth in Section 5.4.

    "Environment" means real property and any improvements thereon, and also includes, but is not limited to, ambient air, surface water, drinking water, groundwater, land surface, subsurface strata and water body sediments.


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                                                                              17

    "Environmental Laws" mean any federal, state, local and foreign law, regulation or legal requirement relating to pollution, or protection or cleanup of the Environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and any other law or legal requirement, as now or hereinafter in effect, relating to: (a) the Release, containment, removal, remediation, response, cleanup or abatement of any sort of any Chemical Substance; (b) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, recycling, disposal or transportation of any Chemical Substance; (c) exposure of persons, including employees, to any Chemical Substance; or, (d) the physical structure, use or condition of a building, facility, fixture or other structure, including, without limitation, those relating to the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other Chemical Substance.

    "Environmental Liabilities and Costs" means all Losses incurred: (i) that are required by a governmental agency or third party in order to comply with any Environmental Law; (ii) that are required by a governmental agency or third party as a result of a Release of any Chemical Substance; or, (iii) that are required by a governmental agency or third party as a result of any environmental conditions present at, created by or arising out of the past or present operations of Sellers through the Effective Date or of any operator of a facility or site at which Sellers now operate or have previously operated.

    "Environmental Permit'' means any permit or authorization from any governmental authority required under, issued pursuant to, or authorized by any Environmental Law.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "Escrow" has the meaning set forth in Section 2.4(a).

    "Escrow Agent" means Zapp National Bank of St. Cloud.

    "Escrow Agreement" has the meaning set forth in Section 2.4(a).

    "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

    "Fiduciary" has the meaning set forth in ERISA Section 3(21).

    "Financial Statements" has the meaning set forth in Section 3.10.

    "GAAP" means United States generally accepted accounting principles as in effect from time to time.

    "Guarantee has the meaning set forth in Section 8.4.

    "Indebtedness" has the meaning set forth in Section 3.11.


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                                                                              18

    "Indemnified Parties" shall have the meaning set forth in Section 8.6(a).

    "Indemnifying Parties" shall have the meaning set forth in Section 8.6(a).

    "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), all computer hardware and all information systems including documentation and source code relating thereto, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

    "Leased Assets" has the meaning set forth in Section 2.6.

    "Leased Property Payments" has the meaning set forth in Section 2.3(f).

    "Leases" has the meaning set forth in Section 2.1(b).

    "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

    "Lien" means any mortgage, pledge, lien, Security Interest, charge, claim, equity, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the uses of real property if the same do not detract from the value of the property encumbered thereby or impair the use of such property in the business of the Seller as currently conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable laws or other social security regulations and
(v) statutory or common law liens in


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                                                                              19

favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due.

    "Losses" has the meaning set forth in Section 8.2.

    "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

    "Most Recent Financial Statements" means the unaudited Financial Statements for the Most Recent Fiscal Month End.

    "Most Recent Fiscal Month End" has the meaning set forth in Section 3.10.

    "Most Recent Fiscal Year End" has the meaning set forth in Section 3.10.

    "Non-Leased Property Payments" has the meaning set forth in Section 2.6.

    "Noncompetition Agreements" means the Noncompetition Agreements referred to in Section 2.5 to be executed at Closing in the form of EXHIBIT "B" hereto.

    "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

    "Partial Purchase Price" has the meaning set forth in Section 2.4(a).

    "Parties" has the meaning set forth in the preamble above.

    "PBGC" means the Pension Benefit Guaranty Corporation.

    "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

    "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

    "Purchase Price" has the meaning set forth in Section 2.4.

    "Release" means any actual, threatened or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Chemical Substance into the Environment (including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing any Chemical Substance).

    "Reportable Event" has the meaning set forth in ERISA Section 4043.

    "Retained Assets" has the meaning set forth in Section 2.1.


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    "Review Report" has the meaning set forth in Section 2.4(b).

    "Safety Laws" means any federal, state, local and foreign law, regulation or legal requirement relating to health or safety, including the Occupational Safety and Health Act, as amended, as now or hereinafter in effect relating to
(a) exposure of employees to any Chemical Substance or (b) the physical structure, use or condition of a building, facility, fixture or other structure, including, without limitation, those relating to equipment or manufacturing processes, or the management, use, storage, disposal, cleanup or removal of any Chemical Substance.

    "Safety Liabilities and Costs" means all Losses incurred to comply with any Safety Law or as a result of any health or safety conditions present at, created by or arising out of the past or present operations of the Company through the Effective Date.

    "SEC" means Securities and Exchange Commission.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Security Interest" means any mortgage, pledge, Lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialmen's, and similar Liens, (b) Liens for Taxes not yet due and payable, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, and
(d) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

    "Shareholders" means Jerry Hammerel, Greg Johnson and Larry Oseid.

    "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

    "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.  ACQUISITION OF ASSETS BY BUYER

    2.1. PURCHASE AND SALE OF ASSETS. The Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Seller at the Closing, subject to and upon the terms


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                                                                              21

and conditions contained herein, free and clear of any pledge, lien, option, security interest, mortgage, claim, charge or other encumbrance of any kind whatsoever, except for the assets to be retained by the Seller which are listed in Section 2.1 of the Disclosure Schedule, all of the properties and assets of the Seller (collectively, the "Acquired Assets") (which shall not include any of the assets to be retained by the Seller listed on Section 2.1 of the Disclosure Schedule (collectively the "Retained Assets") as to which Seller shall retain title and which Seller shall not transfer to Buyer), including the following:

    (a) All assets of the Seller listed on Section 2.1(a) of the Disclosure Statement;

    (b) All rights with respect to leasehold interests and subleases and rights thereunder relating to the real and personal property as listed on
Section 2.1(b) of the Disclosure Schedule (the"Leases");

    (c) All rights of the Seller under all licenses, permits, authorizations, orders, registrations, certificates, variances, approvals, consents and franchises used or useful in connection with the operation of the business of the Seller or any pending applications relating to any of the foregoing, all as described in Section 2.1(c) of the Disclosure Schedule;

    (d) All of the Seller's rights in the name "Big Bear Farm Store" and all other Intellectual Property, goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interest therein described in
Section 2.1(d) of the Disclosure Schedule;

    (e) All customer, distributor, supplier files and mailing lists of the Seller;

    (f) All rights of the Seller under any contracts, indentures, mortgages, instruments, Security Interests, guaranties, or other agreements relating to the Seller as listed on Section 2.1(f) of the Disclosure Schedule (the "Contracts");

    (g) All claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment relating to the Seller;

    (h) Copies (at Buyer's cost) of all business and financial records, including but not limited to, books, ledgers, files, plans, documents, correspondence, lists, plats, architectural plans, drawings, notebooks, specifications, creative materials, advertising and promotional materials, marketing materials, studies, reports, equipment repair, maintenance or service records relating to the Seller whether written or electronically stored or otherwise recorded which may be requested by the Buyer;

    (i) All rights of the Seller, if any, in and with respect to the assets associated with the Employee Benefit Plans listed on Section 2.1(i) of the Disclosure Schedule; and

    (j) All other assets of the Seller of every kind and description, tangible or intangible, pertaining to or used in the business of the Seller, excluding the Retained Assets.


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2.2. ASSUMPTION OF LIABILITIES OF THE SELLER. On the terms and subject to the conditions set forth herein and subject to 2.3 hereof, from and after the Effective Date, the Buyer will assume and satisfy or perform when due only the following liabilities of the Seller (the "Assumed Liabilities"):

         (a) all liabilities of the Seller under the Leases listed on Section 2.1(b) of the Disclosure Schedule to the extent such liabilities arise subsequent to the Effective Date or are taken into consideration in calculating the Adjusted Tangible Net Book Value of the Acquired Assets (with respect to which Buyer and Seller shall cooperate to obtain any amendments to such Leases which may be reasonably requested by Buyer);

         (b) all liabilities under the Contracts listed in Section 2.1(f) of the Disclosure Schedule to the extent such liabilities arise subsequent to the Effective Date or are taken into consideration in calculating the Adjusted Tangible Net Book Value of the Acquired Assets; and

         (c) all liabilities of the Seller for indebtedness of the Seller under Seller's existing bank line of credit with Zapp National Bank of St. Cloud pursuant to agreement dated August 24, 1988, as revised on September 7, 1993, to the extent taken into account in the calculation of the Adjusted Tangible Net Book Value of the Acquired Assets for purposes of
    Section 2.4;

         (d) all liabilities consisting of accounts payable and accrued expenses set forth on the face of the Financial Statements to the extent taken into account in the calculation of the Adjusted Tangible Net Book Value of the Acquired Assets for purposes of Section 2.4; and

         (e) all other liabilities that have been taken into consideration in calculating the Adjusted Tangible Net Book Value of the Acquired Assets.

2.3. LIABILITIES NOT ASSUMED. Notwithstanding anything in this Agreement to the contrary, the Buyer will not assume or perform any Liabilities not specifically contemplated by Section 2.2 hereof nor any of the following Liabilities:

    (a) to the extent not included in the calculation of the Adjusted Tangible Net Book Value of the Acquired Assets, any Liability of the Seller for income, franchise, transfer, sales, use and other Taxes;

    (b) to the extent not included in the calculation of the Adjusted Tangible Net Book Value of the Acquired Assets, any Liability of the Seller for the unpaid Taxes of any Person, including Taxes imposed on the Seller, as a transferee or successor, by contract, or otherwise;

    (c) to the extent not included in the calculation of the Adjusted Tangible Net Book Value of the Acquired Assets, any Liability of the Seller for Taxes relating to the Seller's business, including payroll taxes, sales taxes and real estate taxes, whether or not incurred prior to the Closing;


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    (d)  to the extent not included in the calculation of the Adjusted Tangible
Net Book Value of the Acquired Assets, any Liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

    (e) to the extent not included in the calculation of the Adjusted Tangible Net Book Value of the Acquired Assets, any Liability of the Seller incurred in connection with the making or performance of this Agreement;

    (f) to the extent not included in the calculation of the Adjusted Tangible Net Book Value of the Acquired Assets, any Liability of the Seller under any leases, contracts, or agreements not listed in Sections 2.1(b) and 2.1(f) of the Disclosure Schedule, provided, however, that (i) in connection with each lease listed in Section 2.3(f) of the Disclosure Schedule, Buyer shall pay the Seller a monthly payment equal to the monthly base rent provided for in such lease plus
(i) 1/12 of the annual real estate taxes payable in 1996 plus (ii) $250 per month (the "Leased Property Payments") for a term equal to remaining term of the lease, not to exceed seven (7) years, provided, however, that the $250 per month portion of the Leased Property Payments for any property shall cease immediately after the property subject to such lease is sublet to any third party; and (ii) with respect to the warehouse and office space comprising approximately 70,000 square feet in St. Cloud, Minnesota, currently leased by the Seller under that certain lease agreement with Nationwide Life Insurance Co. ("Nationwide") as landlord which became effective in 1974, the Buyer will reimburse the Seller for all expenses it incurs pursuant to the terms of such lease agreement with Nationwide during the remaining approximately 3-year term of such lease, provided, however, that the Buyer's reimbursement shall include only rent paid by the Seller to Nationwide and property taxes paid on such warehouse and office space immediately after such warehouse and office space property subject to such lease is sublet to any third party;

    (g) any Liability relating to severance agreements with the Shareholders, except as provided in Section 2.5 hereof; and

    (h) any Liability for any long-term note obligations, except for capitalized lease obligations and special assessments accrued on the Closing Date Balance Sheet.

2.4. PURCHASE PRICE. The Buyer agrees to pay to the Seller an aggregate amount (the "Purchase Price") equal to $2,000,000 plus the amount of the Adjusted Tangible Net Book Value of the Acquired Assets (calculated in accordance with EXHIBIT A hereto) if any, which is in excess of $4,400,000 less any amount by which $4,050,000 exceeds the Adjusted Tangible Net Book Value of the Acquired Assets (determined in accordance with the applicable provisions of Sections 2.4(b), (c), (d), (e) and (f) below).

    (a) At the Closing, the Buyer shall pay an amount equal to Two Million Dollars ($2,000,000) as follows:

         (i) One Million Five Hundred Thousand Dollars ($1,500,000) (the "Partial Purchase Price") by wire transfer to the Seller; and

         (ii) Five Hundred Thousand Dollars ($500,000.00) (the "Escrow") by wire transfer to Zapp National Bank of St. Cloud (the "Escrow Agent") pursuant to the terms


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                                                                              24

    and conditions of the escrow agreement (the "Escrow Agreement") between the Buyer, the Seller, and the Escrow Agent in the form of EXHIBIT "C" hereto.

    (b) As soon as practical after the Closing, the Buyer (with such assistance from the Buyer's accountants, Ernst & Young, LLP, as the Buyer shall deem necessary or appropriate) shall perform a review of the Acquired Assets which shall include physical inventory. The Buyer or, at the election of the Buyer, Ernst & Young, LLP shall prepare and issue a report concerning the results of such review (the "Review Report").

    (c) "Adjusted Tangible Net Book Value" of the Acquired Assets shall mean for this purpose: the net book value of the Acquired Assets as reflected on the Closing Date Balance Sheet, adjusted as provided in EXHIBIT "A" hereof.

    (d) As soon as practical, and in all events, within thirty (30) days after the Review Report becomes available, if the Buyer believes the Adjusted Tangible Net Book Value of the Acquired Assets is more than $4,400,000 or less than $4,050,000, the Buyer will notify the Seller of that conclusion and will furnish with such notice a copy of the Review Report. In such event, unless the Buyer and the Seller agree concerning the amount of the Adjusted Tangible Net Book Value of the Acquired Assets within 30 days after Buyer's notice and a copy of the Review Report have been sent to the Seller, the Buyer and the Seller shall promptly submit the question of the proper amount of the Adjusted Tangible Net Book Value of the Acquired Assets to binding arbitration under the terms of
Section 2.4(e) hereof.

    (e) Any issue concerning the proper amount of the Adjusted Tangible Net Book Value of the Acquired Assets shall be submitted to and determined by arbitration in Des Moines, Iowa in accordance with the commercial rules of the American Arbitration Association, except as otherwise provided in this Section 2.4(e). The parties shall jointly agree on an arbitrator who shall be a certified public accountant who is an owner or employee of one of the six largest accounting firms in the United States; provided, however, that no owner or employee of Ernst & Young, LLP shall be eligible to act as the arbitrator. In the event the parties are unable to agree on selection of an arbitrator within 60 days after Buyer's notice and a copy of the Review Report have been sent to the Seller, the Buyer and the Seller shall each promptly select one certified public accountant who is an owner or employee of one of the six largest accounting firms in the United States and the two certified public accountants so selected shall select as the arbitrator a third certified public accountant who is an owner or employee of one of the six largest accounting firms in the United States; provided, however, that no owner or employee of Ernst & Young, LLP or of the accounting firm of either of the two certified public accountants making such selection shall be eligible to act as the
arbitrator.   The foregoing arbitration proceedings may be commenced by either
Party by notice to the other Party. The provisions of this Section 2.4(e) may be enforced in any court having jurisdiction over the award or either of the Parties or any of their respective assets, and judgment on the award (including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any such court.

    (f) As soon as practical, and in all events, within thirty (30) days after any issue concerning the proper amount of the Adjusted Tangible Net Book Value of the Acquired Assets has been finally resolved, the amount of the Purchase Price shall be determined.


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                                                                              25

    (g) Once the Purchase Price has been determined, the Escrow shall be released in accordance with the terms of the Escrow Agreement. To the extent the Purchase Price exceeds the Partial Purchase Price, the difference between the Purchase Price and the Partial Purchase Price shall be paid by the Escrow Agent to the Seller, and if the Escrow is insufficient to satisfy such difference, the Buyer immediately shall pay to the Seller cash equal to the deficiency. The balance of the Escrow, if any, shall be refunded to the Buyer. In the event the Purchase Price is less than the Partial Purchase Price, then the entire Escrow shall be refunded to the Buyer, and the Seller immediately shall pay to the Buyer cash equal to the amount of the overpayment.

    2.5 CONSULTING AND NONCOMPETITION AGREEMENTS; SEVERANCE PAYMENTS. The Buyer shall retain the services of Jerry Hammerel, Greg Johnson and Larry Oseid (collectively the "Shareholders") as consultants through the end of 1996 to assist, subject to the direction of the Buyer, in the transition of business from the Seller to the Buyer. A Consulting and Noncompetition Agreement signed by each of the Shareholders shall be delivered to the Buyer at the Closing.

    2.6. LEASE OF ASSETS AND NON-LEASED PROPERTY PAYMENTS. The Buyer shall lease from the Seller up to 130,000 square feet of the real property owned by Seller selected for lease by the Buyer (the "Leased Assets"). The Leased Assets are listed in Section 2.6 of the Disclosure Schedule. Each leased site shall have a separate lease containing terms and conditions mutually acceptable to
Buyer and Seller in the form attached hereto as EXHIBIT " D ".   Rental under
each such lease shall be triple net to Seller (except for structural repairs and special assessments which shall be borne by the Seller) at Two and no/100 Dollars ($2.00) per square foot per annum. Each such lease shall have a term of seven (7) years beginning on the Effective Date. With respect to any real property owned by Seller which is not selected for lease by the Buyer, the Buyer shall made a monthly payment to the Seller in an amount equal to Two and no/100 Dollars ($2.00) per square foot per annum (the "Non-Leased Property Payments") for seven (7) years beginning on the Effective Date. The real property as to which the Buyer shall make the Non-Leased Property Payments is listed in Section
2.6 of the Disclosure Schedule.

    2.7. THE CLOSING. The closing of the transactions contemplated by this Agreement (herein called the "Closing") shall take place at the offices of Hall & Byers, P.A., located at First Bank Place, 1010 West St. Germain, Suite 600, St. Cloud, Minnesota, 56301 at 9:00 a.m., on May 31, 1996, or such other place or date as the parties may approve in writing; provided, the Closing shall not occur later than June 3, 1996.

    2.8. DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents evidencing the authority set forth in Section 3.4 and referred to in Section 6.1 below; (ii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments of the Leases, Permits, Intellectual Property, and Contracts (including Intellectual Property transfer documents) and such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may reasonably request relating to the Acquired Assets; (iii) the Seller will execute, acknowledge (if appropriate) and deliver the Bill of Sale in the form attached hereto as EXHIBIT "E"; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver the Assignment and Assumption Agreement in the form attached hereto as EXHIBIT "F" and the certificates referred to in Section 6.2(d) herein; (v) the Parties will execute and deliver lease agreements concerning the Leased Assets; and (vi) the Buyer will deliver to the Seller the consideration specified in Sections 2.4 and 2.5 above. Buyer shall use reasonable efforts to obtain and deliver to Seller at the Closing releases of all guaranties which have been executed by the Seller or the Shareholders in favor of third parties, but any expense associated with obtaining such releases shall be borne by the Seller. Simultaneously with such delivery, the Seller will use its best efforts and take all action as may be necessary to put Buyer in possession and operating control of the Acquired Assets. At any time and from time to time after the Closing, at the request of Buyer and without further consideration, except as stated below, the Seller will, execute and deliver such other instrument of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer's title to or interest in the Acquired Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto.

    2.9. PRELIMINARY ALLOCATION OF PURCHASE PRICE. The Parties agree that they will make an allocation of the Purchase Price for the Acquired Assets based on the principles set forth ON EXHIBIT "G" hereto. The Seller and Buyer agree that the allocation may be amended or modified by mutual agreement to establish a final allocation prior to the filing of the applicable Tax Returns of Buyer and Seller based on the Most Recent Balance Sheet as adjusted pursuant TO EXHIBIT "A". The Seller and Buyer shall use such final allocation in all Tax Returns. The Seller and the Buyer agree that they will file Form 8594 with the IRS which shall be consistent with such final allocation.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in each paragraph of this
Section 3 are correct and complete as of the date of this Agreement and, if different from the date of this Agreement, will be correct and complete as of the Effective Date (as though made then and as though the Effective Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the portion of the disclosure schedule accompanying this Agreement (the "Disclosure Schedule") corresponding to such paragraph. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3 and elsewhere in this Agreement.

    3.1. ORGANIZATION OF THE SELLER. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Copies of the charter and bylaws of the Seller as amended to date has been heretofore delivered to Buyer and are accurate and complete.

    3.2.      Excluded from this Agreement.

    3.3.      Excluded from this Agreement.

    3.4. AUTHORIZATION OF TRANSACTION. The Seller has the power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. All corporate and other actions or proceedings to be taken by or on the part of the Seller to authorize and permit the execution and delivery by Seller of this

Agreement and the instruments required to be executed and delivered by Seller pursuant hereto, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated herein, have been duly and properly taken. Without limiting the generality of the foregoing, the board of directors of the Seller and the holders of all of the outstanding shares of the Seller have duly authorized the transactions contemplated by this Agreement and the execution, delivery, and performance of this Agreement. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms and conditions.

    3.5. NONCONTRAVENTION. Except to the extent that any Contracts assigned to Buyer require the consent of a party to such Contract as disclosed in Section 3.5 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or by-laws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as disclosed in Section 3.5 of the Disclosure Schedule, the Seller has no obligation to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

    3.6. BROKERS' FEES. The Seller has engaged Larson, Allen, Weishair & Co., LLP to act as a business broker on its behalf in connection with the transactions contemplated by this Agreement. Seller will pay in full and discharge at the Closing all Liability to pay any fees or commissions to Larson, Allen, Weishair & Co., LLP and any other broker, finder, or agent engaged by the Seller with respect to the transactions contemplated by this Agreement.

    3.7. TITLE TO ASSETS. Except as disclosed in Section 3.7 of the Disclosure Schedule, the Seller has good and marketable title to, or a valid and subsisting leasehold interest in, and the power to sell or assign all of the Seller's rights in, the Acquired Assets, free and clear of all Security Interests.

    3.8. Excluded from this Agreement.

    3.9. SUBSIDIARIES. The Seller has no Subsidiaries and does not own, directly or indirectly, any capital stock of, any partnership or other ownership interest in, or any other security issued by, any other corporation, organization, association or entity.

    3.10.     FINANCIAL STATEMENTS.   The Seller has delivered to the Buyer the
following financial statements of the Seller (the "Financial Statements"): (i) audited consolidated balance sheets, statements of income, and changes in stockholders' equity as of and for the fiscal years ended on December 31, 1995 (the "Most Recent Fiscal Year End"), and December 31, 1994, and

(ii) unaudited consolidated balance sheets, statements of income, and changes in stockholders' equity (the "Most Recent Financial Statements") as of and for the month and year to date ended immediately prior to the Effective Date (the "Most Recent Fiscal Month End"). Such financial statements will have been prepared in accordance with year-end GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods and in a manner which is consistent with the books and records of the Seller (which books and records are correct and complete).

    3.11. INDEBTEDNESS; NO GUARANTEES. Except as set forth in the Most Recent Financial Statements and as described in 3.11 of the Disclosure Schedule, the Seller has no indebtedness for money borrowed or for the deferred purchase price of property or services, excluding trade payables and other accrued current liabilities incurred in the Ordinary Course of Business, or capital lease obligations, conditional sale or other title retention agreements ("Indebtedness"). The Seller is not a guarantor or otherwise liable for any Liability of any other Person.

    3.12. ABSENCE OF CHANGES. To the best of the Seller's knowledge, since December 31, 1995, and except as disclosed in Section 3.12 of the Disclosure Schedule Seller has operated solely in the Ordinary Course of Business and there has not been any material adverse change in the business, financial condition, operations, results of operations, or prospects of the Seller.

    3.13.     Excluded from this Agreement.

    3.14. LEGAL COMPLIANCE. The Seller is, and at all times has been, in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), the violation of which could have a material adverse effect on the Seller or its operations, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

    3.15.     TAXES.

    (a) The Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller (whether-or not shown on any Tax Return) have been paid. The Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

    (b) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

    (c) There is no dispute or claim concerning any Tax Liability of the Seller either (A) claimed or raised by any authority in writing, or (B) as to which the Seller has knowledge.

Section 3.15 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Seller for taxable periods ended on or after DECEMBER 31, 1994, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

    (d) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

    (e) The Seller is not a party to any Tax allocation or sharing agreement or a member of an Affiliated Group filing a consolidated federal income Tax Return. The Seller does not have any Liability for the Taxes of any Person, including the Seller, as a transferee or successor, by contract, or otherwise.

3.16.    PROPERTY, PLANT AND EQUIPMENT.

    (a) All real property leased or subleased to the Seller is listed and described briefly on Section 3.16(a) of the Disclosure Schedule. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 3.16(a) of the Disclosure Schedule which have not been amended or modified. With respect to each lease and sublease listed in Section 3.16(a) of the Disclosure Schedule:

         (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

         (ii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder; and

         (iii) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

    (b) Seller's obligations with respect to maintenance and repairs of the buildings, real property and improvements which are included among the Leased Assets are as set forth in the leases of the Leased Assets in the form attached hereto as Exhibit "D".

    (C) EACH ITEM OF MACHINERY, EQUIPMENT AND OTHER TANGIBLE PERSONAL PROPERTY WHICH IS INCLUDED AMONG THE ACQUIRED ASSETS OR THE LEASED ASSETS IS SOLD OR LEASED HEREUNDER "AS IS" AND WITH ALL FAULTS AND WITHOUT IMPLIED WARRANTIES.

3.17.    INTELLECTUAL PROPERTY.

    (a) The Acquired Assets include all rights in the trademarks or tradenames owned by the Seller, all of which are listed on Section 3.17(a) of the Disclosure Schedule, including those relating to the name "Big Bear Farm Store". Subject to the Buyer receiving at the Seller's expense all necessary consents as disclosed in Section 3.17(a) of the Disclosure Schedule, each such tradename or trademark owned or used by the Seller in the Seller's business immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.  The Seller has no other rights
in Intellectual Property which are material to the Seller's business.   With
respect to each item of Intellectual Property required to be identified in
Section 3.17(a) of the Disclosure Schedule:

         (i) the Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

         (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

         (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the actual knowledge of the Seller, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

         (iv) the Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

    (b) Except as disclosed in Section 3.17(b) of the Disclosure Schedule, to the best of the Seller's knowledge, the Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller have never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller relating to any of the Acquired Assets..

    (c) Each license, agreement, or other permission which the Seller has granted to any third party with respect to any of the Seller's Intellectual Property which constitutes part of the Acquired Assets is identified in Section 3.17(c) of the Disclosure Schedule. The Seller has delivered to the Buyer correct and complete copies of all such licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership of each such item.

    (d) No item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission is included among the Acquired Assets.

    (e) To the knowledge of the Seller, the Seller will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

3.18. INVENTORIES. Except as disclosed in Section 3.18 of the Disclosure Schedule, the inventory of the Seller consists and on the Effective Date will consist, of raw materials and supplies, purchased parts, and finished goods, all of which were acquired by the Seller in the Ordinary Course of Business. THE INVENTORY OF THE SELLER IS SOLD HEREUNDER "AS IS" AND "WITH ALL FAULTS" AND

WITHOUT IMPLIED WARRANTIES. The inventory of the Seller which appears on the Most Recent Balance Sheet will be valued, subject only to the reserve for inventory write down set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), in accordance with GAAP and past custom and practice of the Seller. No inventory will have been sold or disposed of by the Seller after the date of the Most Recent Balance Sheet except through sales in the Ordinary Course of Business.

3.19.    CONTRACTS.   The Seller has listed in Section 3.19 of the Disclosure
Schedule the following contracts and other agreements (including the Contracts, and Leases listed on Section 2.1(b) and Section 2.1(f) of the Disclosure Schedule) to which the Seller is a party:

    (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments;

    (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year;

    (c)  any agreement concerning a partnership or joint venture;

    (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

    (e)  any agreement concerning confidentiality or noncompetition;

    (f) any agreement, commitment or understanding involving the Seller and its Affiliates relating to the Seller, its assets, liabilities and business or under which the Seller has advanced or loaned any amount to any of its Affiliates, directors, officers, and employees;

    (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

    (h)  any collective bargaining agreement;

    (i) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis or providing severance benefits;

    (j) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Seller; and

    (k) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3.19 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.19 of the Disclosure Schedule. Except as disclosed in Section 3.19 of the Disclosure Schedule with respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) except as disclosed in Section 3.31 of the Disclosure Statement, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

    3.20.     Excluded from this Agreement.

    3.21. POWERS OF ATTORNEY. No outstanding powers of attorney executed on behalf of the Seller in respect of the Seller, its assets, liabilities or business will exist as of the Effective Date.

    3.22.    Excluded from this Agreement.

    3.23. LITIGATION. Except as disclosed in Section 3.23 of the Disclosure Schedule, there are no judicial or administrative actions, claims, suits, proceedings or investigations pending or, to the best of the Seller's knowledge, threatened, that might result in any material adverse change in the condition (financial or otherwise), properties, assets, business or operations of the Seller or the Acquired Assets or which might interfere with any part of the business of the Seller as currently conducted, that arise out of or in connection with the conduct or operation of the Seller or that question the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, nor, to the best of the Sellers' knowledge, is there any Basis for any such action, claim, suit, proceeding or investigation. There are no judgments, orders, decrees, citations, fees or penalties heretofore assessed against the Seller affecting the Acquired Assets under any federal, state or local law.

    3.24.     Excluded from this Agreement.

    3.25.     Excluded from this Agreement.

    3.26.     EMPLOYEE BENEFITS.

    (a) Section 3.26(a) of the Disclosure Schedule lists each Employee Benefit Plan that the Seller maintains or to which the Seller contributes.

         (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) materially complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

         (ii) The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

    (b) The Seller does not maintain or contribute to and never maintained or contributed to, and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

    3.27.     ENVIRONMENT, HEALTH, AND SAFETY.

    (a)  Except as disclosed in Section 3.27 of the Disclosure Schedule:

         (i) to the best of the Seller's knowledge, the Seller is and has been in compliance with all applicable Environmental Laws and all applicable Safety Laws, the violation of which could have a material adverse effect on the Buyer as sublessee under any of the Leases listed in Section 2.1(b) of the Disclosure Schedule or as lessee of any of the Leased Assets;

         (ii) to the best of the Seller's knowledge, the Seller has obtained, and is and has been in compliance with the conditions of, all Environmental Permits required for the continued conduct of the Seller's business in the manner now conducted and presently proposed to be conducted the absence of which could have a material adverse effect on the Buyer as sublessee of any under the Leases listed in Section 2.1(b) of the Disclosure Schedule or as lessee of any of the Leased Assets;

         (iii) to the best of the Seller's knowledge, the Seller has filed all required applications, notices and other documents necessary to effect the timely renewal or issuance of all Environmental Permits required for the continued conduct of the Seller's business in the manner now conducted and presently proposed to be conducted the absence of which could have a material adverse effect on the Buyer as sublessee under any of the Leases listed in Section 2.1(b) of the Disclosure Schedule or as lessee of any of the Leased Assets;

         (iv) to the best of the Seller's knowledge, there are no circumstances or conditions present at or arising out of the present or former assets, properties, leaseholds, businesses or operations of the Seller or relating to any storage, use, disposal or Release of a Chemical Substance, which reasonably may be expected to give rise to any Environmental Liabilities and Costs or Safety Liability and Costs which could have a material adverse effect on the Buyer as sublessee under any of the Leases listed in Section 2.1(b) of the Disclosure Schedule or as lessee of any of the Leased Assets;

         (v) the Seller, as lessee under any of the Leases listed in Section 2.1(b) or as owner of any of the Leased Assets has not received and is not subject to, or within the past three years has not been subject to, any outstanding order, decree, judgment, complaint, agreement, claim, citation, or notice and has not been subject to any ongoing judicial or administrative proceeding indicating that the Seller or the Seller's past and present use of any of the Leases listed in Section 2.1(b) of the Disclosure Schedule or the Leased Assets are or may be: (i) in violation of any Environmental Law; (ii) in violation of any Safety Laws; (iii) responsible for the on-site or off-site storage or Release of any Chemical Substance; or (iv) liable for any Environmental Liabilities and Costs or Safety Liabilities and Costs;

         (vi) the Seller has no reason to believe that the Seller will become subject to a matter identified in subsection (v); and, no investigation or review with respect to such matters is pending or threatened, nor has any authority or other third-party indicated an intention to conduct the same;

         (vii) neither the real property which is the subject of the Leases listed in Section 2.1(b) of the Disclosure Schedule nor the Leased Assets are subject to, or as a result of the transactions contemplated by this Agreement would be subject to, the requirements of any Environmental Laws which require notice, disclosure, cleanup or approval prior to sublease of the Leases listed in Section 2.1(b) of the Disclosure Schedule or which would impose Liens thereon;

         (viii) All of the real property which is the subject of the Leases listed in Section 2.1(b) of the Disclosure Schedule and all of the Leased Assets that has been used by the Seller or by any other Person (including a prior owner or operator) for the storage or disposal of Chemical Substances is identified in Section 3.27 of the Disclosure Schedule;

         (ix) All underground and above ground storage tanks owned or operated at any time by the Seller on any of the real property which is the subject of the Leases listed in Section 2.1(b) of the Disclosure Schedule or the Leased Assets are listed in Section 3.27 of the Disclosure Schedule, and except as disclosed in Section 3.27 of the Disclosure Schedule, no such tank is leaking or has leaked at any time in the past, and there is no pollution or contamination of the Environment caused by or contributed to or threatened by a Release of a Chemical Substance from any such tank; and

         (x) All environmental audits, inspections, assessments, investigations or similar reports in the Seller's possession or of which the Seller is aware relating to the real property which is the subject of the Leases listed in Section 2.1(b) of the Disclosure Schedule or the Leased Assets are listed in Section 3.27 of the Disclosure Schedule.

    (b) For purposes of this Section 3.27 only, all references to the "Seller" are intended to include any and all other entities to which the Seller may be considered a successor under applicable Environmental Laws.

    3.28.     Excluded from this Agreement.

    3.29. GOVERNMENT CONTRACTS. Except as set forth in Section 3.29 of the Disclosure Schedule the Seller has not been and is not a party to any contract or arrangement with any federal, state or local government agency.

    3.30.     Excluded from this Agreement.

    3.31.     Excluded from this Agreement.

    3.32. BOOK VALUE OF ACQUIRED ASSETS. The Acquired Assets will include tangible personal property consisting of inventory (valued on a FIFO basis), fixtures and equipment and other current assets having a total book value of not more than $12,500,000.

    3.33.     DISCLOSURE.  The representations and warranties contained in this
Section 3 (including the Disclosure Schedule and the Financial Statements) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading. To the knowledge of the Seller, there is no material fact relating to the Seller or the Acquired Assets which may materially and adversely affect the same which has not been disclosed to the Buyer in writing in this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and, if different than the date of this Agreement, will be correct and complete as of the Effective Date (as though made then and as though the Effective Date were substituted for the date of this Agreement throughout this Section 4).

    4.1. ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

    4.2. AUTHORITY FOR AGREEMENT. The Buyer has the power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. All corporate or other actions or proceedings to be taken by or on the part of the Buyer to authorize and permit the execution and delivery by the Buyer of this Agreement and the instruments required to be executed and delivered by the Buyer pursuant hereto, the performance by the Buyer of its obligations hereunder, and the consummation by the Buyer of the transactions contemplated herein, have been duly and properly taken. Without limiting the generality of the foregoing, the board of directors of the Buyer has duly authorized the transactions contemplated by this Agreement and the execution, delivery, and performance of this Agreement. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

    4.3. NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

    4.4. BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

    4.5 LITIGATION. There is no litigation pending or, to Buyer's knowledge, threatened which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

    4.6 DISCLOSURE. No representation or warranty by Buyer in this Agreement and no document delivered by Buyer to Seller hereunder, contains any untrue statement of a material fact or omits any material fact necessary to make the statements made not misleading.

    4.7       CONSENTS.   No consent from any governmental or regulatory
authority or any other third party is required in connection with the execution, delivery or performance by Buyer of this Agreement or the taking of an other action contemplated hereby.

5.  COVENANTS. The Parties agree as follows:

    5.1. GENERAL. Each of the Parties will use its best efforts to bring about the satisfaction of all of the closing conditions of the other Party to make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

    5.2.      CONDUCT OF BUSINESS.   From the date of this Agreement to the
Effective Date, the Seller's business will be operated only in the Ordinary Course of Business.

    5.3.    Excluded from this Agreement.

    5.4.      EMPLOYEE MATTERS.

         (a) Buyer may, at its option, hire any of the persons employed by the Seller on the Effective Date (the "Employees") upon such terms and conditions as the Buyer and such employee may negotiate. The benefits granted to such employee and other terms and conditions of employment will be determined in accordance with the practices of the Buyer as they change from time to time. Buyer shall hire a sufficient number of Employees to eliminate any required notice under any applicable federal or state statute pertaining to advance notice of plant closings.

         (b) Seller agrees to (i) terminate all the Employees immediately prior to Closing and to pay any and all Liabilities not included in the calculation of the Adjusted Tangible Net Book Value of the Acquired Assets relating to such termination, including, without limitation any payments and benefits due such Employees pursuant to accrued salary and wages, pension, retirement, savings, health, welfare and other benefits and severance payments or similar payments of the Employees, and (ii) provide to all Employees any notice (which notice shall be reasonably acceptable to Buyer) required under any law or regulations in respect of such termination including, without limitation COBRA (as discussed in Section 2.3(1) hereof).

         (c) Buyer shall reimburse the Seller for (i) payments of accrued salary and wages to the extent that such expenses were taken into account in determining the Purchase Price plus (ii) all non-accrued severance payments.

    5.5. ACCESS TO RECORDS AFTER CLOSING. For a period of four (4) years after the Effective Date, the Buyer and its representatives shall have reasonable access to all of the books and records of the Seller for a proper purpose and to the extent that such access may reasonably be required by the Buyer in connection with matters relating to or affected by the operations of the Seller prior to the Effective Date. Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 5.5. If Seller shall desire to dispose of any of such books and records prior to the expiration of such four-year period, other than in the ordinary course of records disposal consistent with the Seller's past practice, the Seller shall, prior to such disposition, give the Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such appropriate books and records as Buyer may select.

    5.6. ACCESS TO INFORMATION PRIOR TO CLOSING. From and after the date of this Agreement, the Seller shall give to the Buyer, its counsel, accountants, engineers and other representatives, full and free access to all the properties, books, contracts, commitments and records of the Seller so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the affairs of the Seller. Any such investigation shall not affect the representations and warranties of the Seller contained in this Agreement. The Seller shall cooperate with the Buyer, its representatives and counsel in the preparation of any documents or other material which may be required by any governmental agency.

    5.7. PRESERVATION OF BUSINESS ORGANIZATION. The Seller shall use its best efforts to keep available to the Buyer the services of the Employees of the Seller and to preserve for the Buyer existing relationships with all suppliers, customers and others having business relations with the Seller.

    5.8.      Excluded from this Agreement.

    5.9. COOPERATION BETWEEN ACCOUNTANTS. The Seller shall direct its accountants to cooperate fully with the Buyer and the Buyer's accountants in a smooth transition of accounting issues, including reasonable access to the work papers as they relate to tax and audit work performed with regard to the Seller.

    5.10. FORM 10-K AND ACCOUNTANT'S CERTIFICATION OF BUYER'S COMPLIANCE WITH COVENANTS. Until all amounts payable under the Consulting and Non-Competition Agreements are paid in full, Buyer will furnish the Shareholders with a copy of Buyer's Form 10-K as filed with the SEC within three (3) days after such filling has been made. At the end of each fiscal year of the

Buyer, the Buyer shall cause its accountant to certify that Buyer and the Company are in compliance with all continuing covenants under the Agreement and related agreements.

    5.11 NOTICE OF INCORRECT FINANCIAL STATEMENTS AND MATERIAL ADVERSE CHANGES. Until all amounts payable under the Consulting and Non-Competition Agreements are paid in full, Buyer shall immediately advise the Shareholders if it obtains any knowledge of any information which would cause any financial statement furnished to the Shareholders to be incorrect for the period reported. During such time, Buyer shall also immediately advise the Shareholders if it has any knowledge of any event, matter or thing which Buyer believes is likely to have a material adverse effect on the condition, financial or otherwise, of the Buyer. The foregoing provisions of this Section 5.11 to the contrary notwithstanding, nothing in this Section 5.11 shall require the Buyer to make any disclosure in advance of a public announcement of such matter resulting from Buyer's determination that it is required to make or wishes to make such an announcement.

    5.12 NOTICE OF CERTAIN EVENTS. Until all amounts payable under the Consulting and Non-Competition Agreements are paid in full, Buyer will promptly notify the Shareholders of:

    a.   any known litigation which might materially and adversely affect
         Buyer;

    b. the occurrence of any material default under any loan agreement or any other agreement which could have a material affect on the business or assets of Buyer; and

    c. any material adverse change in the operations, business, properties, assets or condition, financial or otherwise, of Buyer.

The foregoing provisions of this Section 5.12 to the contrary notwithstanding, nothing in this Section 5.12 shall require the Buyer to make any disclosure in advance of a public announcement of such matter resulting from Buyer's determination that it is required to make or wishes to make such an announcement.

    5.13      LACK OF OR DELAY IN GIVING NOTICE NOT A DEFENSE TO
INDEMNIFICATION CLAIMS. Notwithstanding the provisions of Sections 5.10, 5.11 and 5.12, no failure or delay by the Buyer to give the Seller any notice required to be given by Sections 5.10, 5.11 or 5.12 shall relieve the Seller or any of the Shareholders from any obligation to indemnify the Buyer, its directors, officers and affiliates or any other Indemnified Parties.


6.  CONDITIONS TO OBLIGATION TO CLOSE.

    6.1. CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Section 3 above shall be materially true and correct at and as of the Effective Date. For purposes of this subsection
    (a), "materially true and correct" shall mean that any inaccuracies in the representations and warranties shall not collectively exceed $300,000.00 or, if the inaccuracies are non-monetary, that such inaccuracies will materially interfere with the use of the Acquired Assets by Buyer;

         (b) PERFORMANCE BY SELLER. The Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

         (c) CONSENTS. The Seller shall have procured all of the governmental approvals, consents or authorizations and third party consents specified in
    Section 3.5 of the Disclosure Schedule;

         (d) ABSENCE OF LITIGATION. No action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
    (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Buyer to own the Acquired Assets, to lease the Leased Assets, and to operate the former businesses of the Seller (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (e) CONSULTING AND NONCOMPETITION AGREEMENT. The Consulting and Noncompetition Agreement shall have been fully executed and delivered by the Buyer and the Shareholders, and the same shall be in full force and effect;

         (f) NOTICES. The Seller shall have sent termination notices and COBRA notices to employees as contemplated by Section 5.4(b);

         (g) CERTIFICATES. The Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in
    Section 6.1(a)-(f) are satisfied in all respects;

         (h) OPINION. The Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in EXHIBIT "H" attached hereto, addressed to the Buyer, and dated as of the Effective Date; and

         (i) ESTOPPEL CERTIFICATES. The Buyer shall have received estoppel certificates in form reasonably acceptable to the Buyer from each lessor or sublessor with respect to the Leases.

The Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

    6.2. CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Section 4 above shall be materially true and correct at and as of the Effective Date. For purposes of this subsection
    (a), "materially true and correct" shall mean that any inaccuracies in the representations and warranties shall not collectively exceed $300,000.00;

         (b) PERFORMANCE BY BUYER. The Buyer shall have performed and complied with all of its covenants hereunder through the Closing;

         (c) ABSENCE OF LITIGATION. No action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
    (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (d) CERTIFICATES. The Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in 6.2(a)-(c) is satisfied in all respects; and

         (e) OPINION. The Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in EXHIBIT "I" attached hereto, addressed to the Seller, and dated as of the Effective Date.

The Seller may waive any condition specified in this 6.2 if it executes a writing so stating at or prior to the Closing.

7. CONFIDENTIALITY. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, except for books and records which the Seller needs to retain for possible tax audits, deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

8.  INDEMNIFICATION.

    8.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, COVENANTS AND INDEMNITIES. Unless otherwise provided, the representations and warranties of the Parties hereto contained in this Agreement or in any documents, certificates or other instruments delivered by the Parties or any other Person pursuant to this Agreement, shall survive the Closing and continue in full force and effect until April 30, 1998. The representations and warranties of the Seller contained in Section 3.26 of this Agreement shall survive the Closing and shall continue in full force and effect for three years following the Closing. The representations and warranties of the Seller contained in Sections 3.4, 3.7,
3.15 and 3.19 shall survive the Closing and continue in full force and effect without limitation as to time (subject to any applicable statute of limitations for the underlying claims). All covenants and indemnities of either Party or any other Person in this Agreement or in any document or certificate delivered hereunder shall, unless otherwise specifically provided therein, remain in full force and effect until the expiration of the applicable statute of limitations.

    8.2. INDEMNITY BY SELLER. Seller hereby agrees to indemnify and defend and hold harmless pursuant to this Section 8.2 Buyer and its directors, officers and Affiliates against and in respect of all Liabilities, obligations, judgments, liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action), in each case net of insurance proceeds and tax benefits calculated at an assumed forty percent (40%) tax rate (collectively, the "Losses") (provided, however, that Buyer shall retain the right in its sole discretion to determine whether to pursue such claims by, through or against an insurer or to bring such claims directly or indirectly against the Seller) arising out of or relating to:

         (a) the inaccuracy of any representation or warranty made by Seller or any misrepresentation or breach of warranty by Seller (as each such representation or warranty would read if all materiality provisions were not contained therein and, in the case of representations and warranties of the Seller set forth in Section 3.12 and Section 3.27, as if the limitation to the best of the Seller's knowledge were not contained in those sections) or the non-fulfillment of any agreement or covenant of Seller or the omission of any information required to be provided by the Seller by the terms of (i) this Agreement, (ii) any agreement or instrument required to be entered into in connection herewith, or (iii) any schedule, document, certificate (including, without limitation, the certificate required to be delivered to the Buyer by Section 6.1(h) hereof) or other instrument required to be furnished by Seller hereunder; provided, however, that the Seller shall be liable under this Section 8.2(a) in respect of Losses (other than Losses which arise from violation of any agreements or covenants of the Seller, as to which Losses shall be paid from the first dollar) only to the extent that the aggregate of such Losses exceeds $100,000 (net of insurance proceeds and tax benefits calculated at an assumed forty percent (40%) tax rate) in which case the Seller will be liable for the amount of such Losses in excess of such $100,000 (net of insurance proceeds and tax benefits calculated at an assumed forty percent (40%) tax rate) threshold;

         (b) any Liability of the Seller which is not an Assumed Liability (including any Liability of the Seller that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law); and

         (c) the failure of the Parties to comply with the bulk transfer laws of any jurisdiction except for the failure of Buyer to pay Assumed Liabilities hereunder.

In the event that the Seller may be obliged to indemnify Buyer under both subsection (a) and subsection (b) of this Section 8.2, their obligations under subsection (b) shall be controlling and the limitations provided in Section 8.2(a) hereof relating to their obligations in respect of Losses resulting from the inaccuracy of any representation and warranty, or any misrepresentation, breach of warranty or non-fulfillment of an agreement or covenant or the omission of any information required to be provided, as described in Section 8.2(a), shall not apply. Buyer shall provide Seller written notice for any claim made in respect of the indemnification provided in this Section 8.2, whether or not arising out of a claim by a third party.

    8.3. ENVIRONMENTAL INDEMNIFICATION. Notwithstanding any other provision of this Agreement or any provision of any lease or sub-lease to the contrary, this Section 8.3 shall control and limit Seller's obligation to indemnify Buyer and its directors, officers and Affiliates for Environmental Liabilities and Costs and Buyer's obligation to indemnify Seller and its directors, officers and Affiliates for Environmental Liabilities and Costs. Seller agrees to indemnify and hold harmless Buyer and its directors, officers and Affiliates against and in respect of any Environmental Liabilities and Costs without limit in point of time, knowledge or amount. Buyer shall indemnify Seller and hold Seller harmless against and shall reimburse Seller for all costs relating to any and all claims, demands, judgments, penalties, liabilities, costs, damages, and expenses including costs of experts and attorney's fees and disbursements directly or indirectly incurred by Seller in connection with and prior to any trial or administrative hearing in any action or involving Seller or affecting any premises under any Lease listed in Section 2.1(b) of the Disclosure Schedule or any of the Leased Assets resulting solely from Buyer storing, transporting, disposing or releasing a Chemical Substance or solely from Buyer allowing a third party to store, transport, dispose or release a Chemical Substance.

    8.4 GUARANTEE OF SELLER'S INDEMNIFICATION OBLIGATIONS; RIGHTS OF SETOFF. At the Closing, the Shareholders shall execute an agreement pursuant to which they, jointly and severally, guarantee the indemnification obligations of the Seller under this Agreement (the "Guarantee"). The Guarantee shall be in the form of EXHIBIT "J " hereto. The Buyer shall have the right to setoff any unpaid indemnification obligation of any or all of the Shareholders which are due and payable to Buyer against any amount due and payable by Buyer to the Shareholders Similarly, the Shareholders shall have the right to setoff any unpaid amount which is due and payable to any or all of the Shareholders by Buyer against unpaid indemnification obligation of any or all of the Shareholders which are due and payable to Buyer.

    8.5. INDEMNITY BY BUYER. Buyer hereby agrees to indemnify, defend and hold harmless pursuant to this Section 8.5 Seller and its respective directors, officers and Affiliates against and in respect of all Losses (provided, however, that Seller shall retain the right in its sole discretion to determine whether to pursue such claims by, through or against an insurer or to bring such claims directly or indirectly against the Buyer) arising out of or relating to the inaccuracy of any representation or warranty made by Buyer or any misrepresentation or breach of warranty by Buyer (as if such representation or warranty would read if all materiality provisions were not contained therein) or the non-fulfillment of any agreement or covenant of Buyer (including Buyer's agreement to assume certain Liabilities of the Seller pursuant to Section 2.2 of this Agreement) or the omission of any information required to be provided by Buyer by the terms of (i) this Agreement, (ii) any agreement or instrument required to be entered into in connection herewith, or (iii) any schedule, document, certificate (including, without limitation, the certificate required to be delivered to the Seller by Section 6.2(d) hereof) or other instrument required to be furnished by Buyer hereunder.

    8.6.      MATTERS INVOLVING THIRD PARTIES.

         (a) If any third party shall notify either Party alone or together with any other Person or Persons (the "Indemnified Parties") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party alone or together with any other Person or Persons (the "Indemnifying Parties") under this Section 8, then each of the Indemnified Parties shall promptly notify each of the Indemnifying Parties thereof in writing; provided, however, that no delay on the part of any of the Indemnified Parties in notifying each of the Indemnifying Parties shall relieve any of the Indemnifying Parties from any obligation hereunder unless (and then solely to the extent that) any of the Indemnifying Parties thereby is prejudiced.

         (b) Each of the Indemnifying Parties will have the right to defend each of the Indemnified Parties against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Parties so long as
    (A) the Indemnifying Parties notify the Indemnified Parties in writing within 15 days after the Indemnified Parties have given notice of the Third Party Claim that the Indemnifying Parties will indemnify the Indemnified Parties from and against the entirety of any Losses any of the Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Parties provide the Indemnified Parties with evidence acceptable to the Indemnified Parties that the Indemnifying Parties will have the financial resources to defend against the Third Party Claim and fulfill their indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Parties, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Parties, and (E) the Indemnifying Parties conduct the defense of the Third Party Claim actively and diligently.

         (c) So long as any of the Indemnifying Parties is conducting the defense of the Third Party Claim in accordance with 8.6(b) above, (A) each of the Indemnified Parties may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Parties will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Parties (which consent shall not unreasonably be withheld), and (C) the Indemnifying Parties will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Parties from all Liability thereunder.

         (d) In the event any of the conditions in 8.6(b) above is or becomes unsatisfied, however, (A) the Indemnified Parties may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner they may deem appropriate (and the Indemnified Parties need not consult with, or obtain any consent from, any of the Indemnified Parties in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Parties promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Losses the Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

    9.   TERMINATION. This Agreement:

         (a) may be terminated by the mutual written consent of the Seller and the Buyer;

         (b) may be terminated by the Buyer (without limiting any other available remedies) if a default shall be made by the Seller in the observance or in the due and timely performance by the Seller of any of the covenants of the Seller herein contained (to the extent that such breach exceeds $300,000) , or if there shall have been a breach by the Seller of any of the warranties and representations of the Seller herein contained (to the extent that such breach exceeds $300,000), or if any condition set forth in Section 6 hereof shall not have been met at or before the Closing and such condition shall not have been waived by the Buyer;

         (c) may be terminated by the Seller (without limiting any other available remedy) if a default shall be made by the Buyer in the observance or in the due and timely performance by the Buyer of any of the covenants of the Buyer herein contained, or if there shall have been a breach by the Buyer of any of the warranties and representations of the Buyer herein contained, or if any condition set forth in Section 6 hereof shall not have been met at or before the Closing and such condition shall not have been waived by the Seller; or

         (d) shall automatically terminate on June 5, 1996, if the Closing shall not have occurred on or before such date, unless the Parties shall have otherwise agreed in writing prior to such date.

In the event of termination by the Seller or the Buyer as provided above in
Section 9(b) or Section 9(c),, respectively, written notice thereof shall be given to the other Party within five business days of said default.

l0.      MISCELLANEOUS.

    10.1. PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

    10.2. NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties to this Agreement, the Shareholders, and their respective successors and permitted assigns.

    10.3. ENTIRE AGREEMENT. This Agreement (including the documents referred to herein), constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including that certain letter of intent between the Parties which was executed in March 1996.

    10.4. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to any Person who is acquiring all or substantially all of its stock or assets and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

    10.5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, of which shall be deemed an original but all of which together will constitute one and the same instrument.

    10.6. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    10.7. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) when sent by overnight delivery and (iii) when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

    IF TO THE SELLER:

    Big Bear Farm Stores, Inc.
    640 54th Avenue North
    P.O. Box 1247
    St. Cloud, MN  56301
    ATTENTION: Jerry Hammerel
    TELECOPY NO.: 320-253-5163

    COPY TO:

    Hall & Byers, P.A.
    First Bank Place
    1010 West Germain
    Suite 600
    St. Cloud, MN 56301
    ATTENTION:   Steven B. Kutscheid
    TELECOPY NO.: (320) 252-4482

    IF TO THE BUYER:

    Central Tractor Farm & Country, Inc.
    3915 Delaware Avenue
    Des Moines, IA  50313
    ATTENTION: Dean Longnecker, Executive Vice President, Finance
              and Secretary
    TELECOPY NO.:  (515) 266-2952


    COPY TO:

    Dickinson, Mackaman, Tyler & Hagen, P.C.
    699 Walnut Street, 1600 Hub Tower
    Des Moines, IA  50309-3986
    ATTENTION:  Paul Tyler
    TELECOPY NO.: (515) 246-4550

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

    10.8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF IOWA

WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF IOWA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF IOWA.

    10.9. AMENDMENTS AND WAIVERS, No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    10.10. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    10.11. EXPENSES. Each of the Parties will bear its own costs and expenses (including legal, accounting and financial advisory fees and expenses) in connection with this Agreement and the transactions contemplated hereby.

    10.12. CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein except to the extent that the item in the Disclosure Schedule refers to the representation or warranty in question, identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If either Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

    10.13. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

    10.14. SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of Sections 5.8 and 7 of this

Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of such provisions of this Agreement and to enforce specifically such provisions of this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

    10.15. ARBITRATION.

         (a)   GENERALLY. Except solely as set forth in Sections 2.4(d) and
    (e), 10.14 and 10.15(c) hereof, each dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") by an arbitral tribunal composed of three arbitrators, at least one of whom shall be an attorney experienced in corporate transactions, appointed by agreement of the parties in accordance with said Rules. In the event the parties fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with said Rules. In the event the parties shall have failed to agree upon a full panel of arbitrators from said second list, any remaining arbitrators to be selected shall be appointed by the AAA in accordance with said Rules. If, at the time of the arbitration, the parties agree in writing to submit the dispute to a single arbitrator, said single arbitrator shall be appointed by agreement of the parties in accordance with the foregoing procedure, or, failing such agreement, by the AAA in accordance with said Rules. The foregoing arbitration proceedings may be commenced by either Party by notice to the other Party.

         (b) PLACE OF ARBITRATION. The venue of such arbitration shall be Des Moines, Iowa, or any other place mutually agreed to by the Buyer and Seller.

         (c) RECOURSE TO COURTS - Subject to Section 10.14 hereof, the parties hereby exclude any right of appeal to any court on the merits of the dispute. The provisions of this Section 10.15 may be enforced in any court having jurisdiction over the award or either of the Parties or any of their respective assets, and judgment on the award (including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any such court. Nothing contained in this Section 10.15 shall prevent either Party from seeking interim measures of protection in the form of pre-award attachment of assets or preliminary or temporary equitable relief.

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                       SELLER:

                                       BIG BEAR FARM STORES, INC.


                                       By: S/ Gerald Hammerel
                                           ------------------------------------

                                       BUYER:

                                       CENTRAL TRACTOR FARM & COUNTRY, INC.


                                       By: S/ Dean Longnecker
                                           ------------------------------------
                                       Dean Longnecker, Executive V.P.-Finance